Exhibit 99.1
Independent Auditor’s Report
and Consolidated Financial Statements for
Prime Healthcare Services, Inc.
and Subsidiaries
December 31, 2010 and 2009
MOSS-ADAMS LLP
Certified Public Accountants | Business Consultants
Acumen, Agility, Answers.

CONTENTS

PAGE
INDEPENDENT AUDITOR’S REPORT	1

CONSOLIDATED FINANCIAL STATEMENTS
Consolidated balance sheets	2-3
Consolidated statements of income	4
Consolidated statements of stockholders’ equity	5
Consolidated statements of cash flows	6-7
Notes to consolidated financial statements	8-34

INDEPENDENT AUDITOR’S REPORT
Board of Directors
Prime Healthcare Services, Inc., and Subsidiaries
We have audited the accompanying consolidated balance sheets of Prime Healthcare Services, Inc., and Subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of Prime Healthcare Services, Inc., and Subsidiaries’ management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Prime Healthcare Services, Inc., and Subsidiaries, as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Irvine, California
April 8, 2011

1

PRIME HEALTHCARE SERVICES, INC.
  AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
ASSETS

	DECEMBER 31,
	2010	2009
CURRENT ASSETS
Cash and cash equivalents	$77,159,641	$46,003,201
Patient accounts receivable, net of allowance for doubtful accounts of $75,513,000 in 2010 and $76,665,000 in 2009	211,696,750	190,063,206
Related party receivables	3,609,270	848,105
Notes receivable	2,000,000	—
Estimated third-party payor settlements	64,975,818	6,933,628
Supplies inventory	6,032,664	5,149,389
Prepaid expenses and other current assets	67,482,488	66,882,327
Deposits	1,102,966	2,607,902

Total current assets	434,059,597	318,487,758

PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization	262,620,741	205,492,387

INSURANCE CLAIMS AND RESERVES RECOVERABLE	64,164,484	46,318,954

INVESTMENTS IN JOINT VENTURES	150,000	150,000

GOODWILL	13,707,803	13,707,803

OTHER ASSETS	21,550,654	5,214,170

	$796,253,279	$589,371,072

LIABILITIES AND STOCKHOLDERS’ EQUITY

	DECEMBER 31,
	2010	2009
CURRENT LIABILITIES
Accounts payable	$36,942,224	$30,024,524
Accrued expenses	76,158,133	67,914,649
Medical claims payable	5,135,213	5,394,327
Related party payables	—	50,000
Current portion of capital leases	6,161,122	7,193,226
Current portion of long-term debt	11,014,600	40,388,724

Total current liabilities	135,411,292	150,965,450

LONG-TERM LIABILITIES
Sale lease-back liability	68,000,000	143,000,000
Insurance claims liabilities and reserves	64,164,484	46,318,954
Interest rate swap	6,439,555	—
Capital leases, net of current portion	7,328,405	14,322,308
Long-term debt, net of current portion	250,986,875	72,207,803

Total long-term liabilities	396,919,319	275,849,065

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, 3,000 shares authorized, 30 shares issued and outstanding	1	1
Additional paid in capital	2,999	2,999
Retained earnings	114,674,021	49,980,544
Non-controlling interest	149,245,647	112,573,013

Total stockholders’ equity	263,922,668	162,556,557

	$796,253,279	$589,371,072

See accompanying notes.

PRIME HEALTHCARE SERVICES, INC.
   AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	YEARS ENDED DECEMBER 31,
	2010	2009
REVENUE
Net patient service revenue	$1,556,162,877	$1,544,421,821
Premium revenue	24,322,191	22,635,296
Other revenue	8,596,841	11,305,428

OPERATING EXPENSES	1,589,081,909	1,578,362,545

Compensation and employee benefits	540,599,662	538,823,926
Provision for doubtful accounts	264,700,509	383,393,440
General and administrative	202,281,814	71,802,415
Supplies	131,686,278	132,462,044
Professional services	98,035,329	124,666,861
Rent and lease expense	52,878,612	51,911,515
Depreciation and amortization	29,418,170	25,533,556

	1,319,600,374	1,328,593,757

GAIN FROM ACQUISITION	13,272,876	—

INCOME FROM OPERATIONS	282,754,411	249,768,788

INTEREST EXPENSE, net	(32,261,258)	(25,139,763)

INCOME BEFORE PROVISION FOR INCOME TAXES	250,493,153	224,629,025

INCOME TAX PROVISION	2,671,612	3,487,151

INCOME BEFORE ALLOCATION TO NON-CONTROLLING INTEREST	247,821,541	221,141,874

ALLOCATION OF INCOME TO NON-CONTROLLING INTEREST	(141,244,753)	(128,098,593)

CONTROLLING INTEREST IN NET INCOME	$106,576,788	$93,043,281

See accompanying notes.

PRIME HEALTHCARE SERVICES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

		Common	Additional Paid in	Note Receivable	Retained	Non-controlling
	Shares	Stock	Capital	from Related Party	Earnings	Interest	Total
BALANCE, December 31, 2008	30	$1	$2,999	$(3,110,975)	$16,118,029	$71,264,022	$84,274,076
Repayment of notes receivable from Prime A	—	—	—	3,110,975	—	—	3,110,975
Distribution of Encino Hospital Medical Center (note 4)	—	—	—	—	(32,318,335)	—	(32,318,335)
Cash distributions	—	—	—	—	(21,584,554)	(92,067,479)	(113,652,033)
Controlling interest in net income	—	—	—	—	93,043,281	—	93,043,281
Non-controlling interest in net income	—	—	—	—	—	128,098,593	128,098,593

BALANCE, December 31, 2009	30	1	2,999	—	55,258,421	107,295,136	162,556,557
Contributions from stockholder	—	—	—	—	—	2,410,000	2,410,000
Distribution of Montclair Hospital Medical Center (note 4)	—	—	—	—	(47,161,188)	—	(47,161,188)
Cash distributions	—	—	—	—	—	(101,704,242)	(101,704,242)
Controlling interest in net income	—	—	—	—	106,576,788	—	106,576,788
Non-controlling interest in net income	—	—	—	—	—	141,244,753	141,244,753

BALANCE, December 31, 2010	30	$1	$2,999	$—	$114,674,021	$149,245,647	$263,922,668

See accompanying notes.

PRIME HEALTHCARE SERVICES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEARS ENDED DECEMBER 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Income before allocation to non controlling interest	$247,821,541	$221,141,874
Adjustments to reconcile controlling interest in net income to net cash provided by operating activities:
Depreciation and amortization	29,418,170	25,533,556
Loss (gain) on sale of assets	(134,165)	22,000
Provision for doubtful accounts	264,700,509	383,393,440
Gain on acquisition	(13,272,876)	—
Change in interest rate swap	2,138,505	—
Changes in assets and liabilities net of acquisitions/dispositions:
Patient accounts receivable	(277,399,333)	(408,779,166)
Supplies inventory	(94,785)	587,579
Prepaid expenses and other assets	(4,070,723)	(32,653,674)
Deposits	1,504,936	810,164
Other assets	(2,730,039)	(1,292,877)
Due to/ from related parties	(2,811,165)	(423,434)
Accounts payable	(1,805,096)	(4,917,547)
Accrued expenses	(5,580,082)	(6,464,942)
Medical claims payable	(259,114)	1,057,086
Estimated third-party payor settlements	(62,157,789)	(7,280,299)

Net cash provided by operating activities	175,268,494	170,733,760

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(21,811,864)	(24,268,158)
Proceeds from sale of property and equipment	939,353	—
Cash paid for acquisitions, net of cash acquired	(51,893,403)	—
Repayments (advances) on notes receivable	(2,000,000)	1,050,000

Net cash used in investing activities	(74,765,914)	(23,218,158)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments of loan issuance costs	(9,305,395)	—
Proceeds from long-term debt borrowing	232,066,959	—
Lease buyout of Montclair Hospital Medical Center facility	(20,041,610)	—
Repayments of sale lease-back borrowings	(75,000,000)	(15,000,000)
Borrowings on lines of credit	320,831,871	592,223,149
Repayments on lines of credit	(373,554,707)	(599,910,426)
Payments on long term debt	(29,939,175)	(1,982,989)
Payments on capital lease obligations	(11,502,536)	(5,901,697)
Repayments on related party notes receivable	—	3,110,975
Contributions from shareholder	2,410,000	—
Cash distributions	(101,704,242)	(113,652,033)
Distribution of Encino Hospital Medical Center	—	(3,205,015)
Distribution of Montclair Hospital Medical Center	(3,607,305)	—

Net cash used in financing activities	(69,346,140)	(144,318,036)

NET INCREASE IN CASH AND CASH EQUIVALENTS	31,156,440	3,197,566
CASH AND CASH EQUIVALENTS, beginning of year	46,003,201	42,805,635

CASH AND CASH EQUIVALENTS, end of year	$77,159,641	$46,003,201

SUPPLEMENTAL CASH FLOW INFORMATION

	YEARS ENDED DECEMBER 31,
	2010	2009
Cash paid during the year for:

Interest	$38,396,419	$43,350,446

Income taxes	$1,713,000	$2,490,000

SUPPLEMENTAL DISCLOSURE OF NON CASH INVESTING AND FINANCING ACTIVITIES

Capital lease obligations incurred for the acquisition of property and equipment of property	$3,476,529	$9,329,703

Note payable obligation incurred for the acquisition of property and equipment	$—	$5,516,150

Non-cash distribution of Encino Hospital Medical Center assets (Note 4)	$—	$29,113,320

Non-cash distribution of Montclair Hospital Medical Center assets (Note 4)	$43,553,883	$—

See accompanying notes.

PRIME HEALTHCARE SERVICES, INC.
  AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Nature of Business
Prime Healthcare Services, Inc. (the “Company” or “PHSI”) is a Delaware corporation incorporated on March 27, 2000.
The Company operates 13 acute care hospitals with 2,438 licensed beds located in various communities throughout California. The Company’s operations also include four medical groups and other operations related to its hospital business. The Company operates the following acute care hospitals:

	Licensed
Hospital	Beds	Location
Desert Valley Hospital	83	Victorville
Chino Valley Medical Center	126	Chino
Sherman Oaks Hospital	153	Sherman Oaks
* Montclair Hospital Medical Center	102	Montclair
Huntington Beach Hospital	131	Huntington Beach
La Palma Intercommunity Hospital	141	La Palma
West Anaheim Medical Center	219	Anaheim
Paradise Valley Hospital	301	National City
Centinela Hospital Medical Center	370	Inglewood
Garden Grove Hospital Medical Center	167	Garden Grove
San Dimas Community Hospital	93	San Dimas
Shasta Regional Medical Center	246	Redding
Alvarado Hospital	306	San Diego

*	As of December 31, 2010, Montclair Hospital Medical Center was distributed by the Company, on behalf of the controlling stockholder, who contributed Montclair Hospital Medical Center to Prime Healthcare Services Foundation, Inc. (Note 4).
Note 2 — Organization and Summary of Significant Accounting Policies
Basis of consolidation — The consolidated financial statements include the accounts of the Company, the wholly owned hospital subsidiaries as described in Note 1 and the following other wholly owned subsidiaries:
Prime Healthcare Services Alvarado Hospital, LLC
Bio-Med Services, Inc.
Prime Healthcare Services Los Angeles, LLC

Note 2 — Organization and Summary of Significant Accounting Policies (Continued)
Basis of consolidation (continued) — The Company has a variable interest in the following entities as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, for which PHSI is the primary beneficiary of these variable interest entities:
Medical groups:
Desert Valley Medical Group, Inc.
Sherman Oaks Medical Group Management, Inc.
Paradise Valley Medical Group, Inc.
Shasta Regional Medical Group, Inc.
Other entities:
Prime Healthcare Management, Inc.
Prime Healthcare Management — Garden Grove, Inc.
Prime Healthcare Management — San Dimas, Inc.
Prime Healthcare Management — Encino, Inc.
Prime Healthcare Management — Shasta, Inc.
Hospital Business Service, Inc.
Prime Healthcare Air Transport LLC
International Aircraft Investments LLC
The Company has determined that the medical groups are variable interest entities due to the equity interest holder’s lack of ability to exercise control. The Company has determined that the other entities are variable interest entities due to a lack of sufficient equity at risk. The Company has also determined it is the primary beneficiary of the medical groups and other entities because the Company has the power to direct activities that most significantly impact the economic performance of these entities. Accordingly, the Company has consolidated these entities into PHSI.
The equity of the variable interest entities have been reflected as a non-controlling interest as of December 31, 2010 and 2009. The consolidation of these entities does not change any legal ownership, and does not change the assets or the liabilities and equity of PHSI as a stand-alone entity. Total assets of these variable interest entities were approximately $166,619,000 and $122,000,000 as of December 31, 2010 and 2009, respectively. Total liabilities of these variable interest entities were approximately $13,844,000 and $11,708,000 as of December 31, 2010 and 2009, respectively. These entities provide management services for the Company, as well as providing health care services through the medical groups for which total revenues were $33,379,000 and $20,000,000 for the years ended December 31, 2010 and 2009, respectively. All intercompany accounts and transactions have been eliminated upon consolidation.

PRIME HEALTHCARE SERVICES, INC.
  AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 2 — Organization and Summary of Significant Accounting Policies (Continued)
Net patient service revenue — Net patient service revenue is reported at the estimated net realizable amounts from patients, third-party payors, and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors. In some cases, reimbursement is based on formulas which cannot be determined until cost reports are filed and audited or otherwise settled by the various programs.
Premium revenue and medical claims expense — The Company has agreements with various Health Maintenance Organizations (“HMO”) to provide medical services to enrollees. Under these agreements, the Company receives monthly capitation revenue based on the number of each HMO’s enrollees, regardless of services actually performed by the Company. Premium revenue under HMO contracts is recognized during the period in which the Company is obligated to provide services. Certain HMO contracts also contain shared-risk provisions whereby the Company can earn additional incentive revenue or incur penalties based upon the utilization of inpatient hospital services by assigned HMO enrollees. The Company records shared-risk revenue and expenses based upon inpatient utilization on an estimated basis. Differences between estimated shared-risk revenue or expenses and actual amounts are recorded upon final settlement with each HMO. Amounts due to unaffiliated health care providers for out of network claims are recognized as incurred. The amounts recorded are based upon projections of historical developments. Such projections are adjusted and estimates changed when developments of claims information are warranted. There was no significant impact to the 2010 and 2009 operating results due to changes in this estimate.
Supplies inventory — Supplies inventory is stated at cost, determined by the average cost method, which is not in excess of market.
Property and equipment — Property and equipment is stated at cost, net of depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, which range from three to forty years. Amortization of leasehold improvements is computed over the lesser of the lease term and the estimated useful lives of the assets and is included in depreciation and amortization expense.
Asset retirement obligations — The Company recognizes the fair value of a liability for legal obligations associated with asset retirements in the period in which it is incurred if a reasonable estimate of the fair value of the obligation can be made. When the liability is initially recorded, the Company capitalizes the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost associated with the retirement obligation is depreciated over the useful life of the related asset. Upon settlement of the obligation, any difference between the cost to settle the asset retirement obligation and the liability recorded is recognized as a gain or loss in the Consolidated Statements of Income.

Note 2 — Organization and Summary of Significant Accounting Policies (Continued)
Use of estimates — The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Income taxes — PHSI, Desert Valley Hospital, Chino Valley Medical Center, and Bio-Med Services, Inc. are Sub chapter S Corporations. In addition, Desert Valley Hospital, Chino Valley Medical Center and Bio-Med Services, Inc. are qualified Q subs of PHSI and are included in the PHSI S corporation income tax return for the years ended December 31, 2010 and 2009. In lieu of corporate income taxes, the stockholders of PHSI will be taxed on their proportionate share of PHSI’s net income as defined by the Internal Revenue Code. Alvarado Hospital, Prime Healthcare Services Alvarado Hospital, LLC, Huntington Beach Hospital, La Palma Intercommunity Hospital, West Anaheim Medical Center, Montclair Hospital Medical Center, Sherman Oaks Hospital, Paradise Valley Hospital, Centinela Hospital Medical Center, Garden Grove Hospital Medical Center, San Dimas Community Hospital, Shasta Regional Medical Center, and Prime Healthcare Services Los Angeles, LLC, are single member LLCs. Their taxable income and loss is included in the PHSI S corporation income tax return for the years ended December 31, 2010 and 2009. PHSI is subject to state franchise taxes and limited liability company fees. PHSI disburses funds necessary to satisfy the stockholders’ income tax liabilities.
The following non-controlling entities, Desert Valley Medical Group, Inc., Prime Healthcare Management, Inc., Sherman Oaks Medical Group Management, Inc., Paradise Valley Medical Group, Inc., Hospital Business Service, Inc., Prime Healthcare Management — Garden Grove, Inc., Prime Healthcare Management — San Dimas, Inc., Prime Healthcare Management — Encino, Inc., Shasta Regional Medical Group, Inc., and Prime Healthcare Management — Shasta, Inc., have elected to be taxed under the provision of subchapter S of the Internal Revenue Code and state law. Under these provisions, the entities do not pay corporate income taxes on their taxable income. However, the entities are subject to California franchise taxes. In addition, the stockholders’ of the entities are liable for individual federal and state income taxes on taxable income. The Company disburses funds necessary to satisfy the stockholders’ tax liability.
Cash and cash equivalents — The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

PRIME HEALTHCARE SERVICES, INC.
  AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 2 — Organization and Summary of Significant Accounting Policies (Continued)
Goodwill — Management evaluates goodwill, at a minimum, on an annual basis and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable. Impairment of goodwill is tested at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit. The fair value of the reporting units are estimated using a combination of the income or discounted cash flow approach and market approach, which uses comparable data. If the carrying amount of the reporting unit exceeds fair value, goodwill is considered impaired and a second step is performed to measure the amount of impairment loss, if any.
For the years ended December 31, 2010 and 2009, the management of the Company determined that an impairment did not exist. However, if estimates or the related assumptions change in the future, the Company may be required to record impairment charges to reduce the carrying amount of this asset.
Fair value of financial instruments — The Company’s consolidated balance sheets include the following financial instruments: cash and cash equivalents, patient accounts receivable, notes receivable, accounts payable and accrued liabilities, and long-term liabilities. The Company considers the carrying amounts of current assets and liabilities in the consolidated balance sheets to approximate the fair value of these financial instruments and their expected realization. The carrying amount of notes receivable and long-term debt approximated their fair value, based on current market rates of instruments of the same risks and maturities.
Deferred loan issuance costs — Deferred loan issuance costs are amortized over the term of the loan (Note 7).
Recently Issued Accounting Standards — Insurance Claims — In August 2010, Accounting Standards Update (“ASU”) 2010-24 “Presentation of Insurance Claims and Related Insurance Recoveries” was released which provides further guidance on accounting by health care entities for medical malpractice claims and similar liabilities and their related anticipated insurance recoveries. The ASU specifies that a health care entity should not net insurance recoveries against a related claim liability. ASU 2010-24 becomes effective for all periods beginning after December 15, 2010, and can be early adopted. Management has elected to early adopt ASU 2010-24 retroactively to January 1, 2009. The adoption increased total assets and liabilities at December 31, 2010 and 2009 by $64,164,000 and $46,319,000, respectively. The early adoption had no impact on PHSI’s operating results for the years ended December 31, 2010 and 2009.
Reclassification — Certain prior year amounts were reclassified to conform to the current year presentation.

Note 2 — Organization and Summary of Significant Accounting Policies (Continued)
Subsequent events — Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are available to be issued. The Company recognizes in the consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the consolidated financial statements. The Company’s consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before consolidated financial statements are available to be issued. The Company has evaluated subsequent events through April 8, 2011, which is the date the consolidated financial statements were available to be issued.
Note 3 — Net Patient Service Revenue
The Company has arrangements with third-party payors that provide for payments to the Company at amounts different from its established rates. A summary of the payment arrangements with major third-party payors are as follows:
Medicare — Inpatient acute-care services rendered to Medicare program beneficiaries are paid at prospectively determined rates per discharge. These rates vary according to a patient classification system that is based on clinical, diagnostic, and other factors. Medicare reimburses the Company for covered outpatient services rendered to Medicare beneficiaries by way of an outpatient prospective payment system based on ambulatory payment classifications. The Company’s classification of patients under the Medicare program and the appropriateness of their admissions are subject to an independent review.
Inpatient non-acute services, certain outpatient services, medical education costs, and defined capital costs related to Medicare beneficiaries are paid based, in part, on a cost reimbursement methodology. The Company is reimbursed for cost reimbursable items at a tentative rate with final settlement determined after submission of annual cost reports and audits thereof by the Medicare fiscal intermediary. The estimated amounts due to or from the program are reviewed and adjusted annually based on the status of such audits and any subsequent appeals. Differences between final settlements and amounts accrued in previous years are reported as adjustments to net patient service revenue in the year examination is substantially completed. These differences increased net patient service revenue by approximately $23,016,000 and $4,155,000 for the years ended December 31, 2010 and 2009, respectively. The Company does not believe that there are significant credit risks associated with this government agency.

PRIME HEALTHCARE SERVICES, INC.
  AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 3 — Net Patient Service Revenue (Continued)
Medi-Cal — Inpatient services rendered to Medi-Cal program beneficiaries are reimbursed under both contracted and non-contracted payment arrangements. Contracted hospitals are reimbursed at a prospectively determined negotiated per diem rate. Non-contracted hospitals are reimbursed using a cost reimbursement methodology. Interim payments are based on a cost to charge ratio with final settlement determined after submission of annual cost reports and audits thereof by the Department of Health Care Services (“DHCS”). The estimated amounts due to or from DHCS are reviewed and adjusted annually based on the status of such audits and any subsequent appeals. Differences between final settlements and amounts accrued in previous years are reported as adjustments to net patient service revenue in the year examination is substantially complete.
Other — The Company has also entered into agreements with certain commercial insurance carriers, health maintenance organizations, and preferred provider organizations. The basis for payment to the Company under these agreements includes prospectively determined rates per discharge, discounts from established charges and prospectively determined daily rates.
Laws and regulations governing the third party payor arrangements are extremely complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term.
Note 4 — Acquisitions and Dispositions
During 2010 and 2009, the Company entered into the following acquisitions and dispositions. All acquisitions have been accounted for using the purchase method of accounting. Operating results for each of the acquisitions have been included in the accompanying consolidated financial statements from the date of acquisition. Operating results for the dispositions have been included in the accompanying consolidated financial statements through the date of disposition.

Note 4 — Acquisitions and Dispositions (Continued)
Effective December 31, 2009, the Company distributed the ownership interest of Encino Hospital Medical Center to Prime Healthcare Services Foundation, Inc. on behalf of its controlling stockholder. The following table summarizes the components of assets distributed:

Cash and cash equivalents	$3,205,015
Patient accounts receivable, net of allowance	12,157,072
Supplies inventory	339,723
Prepaid expenses and other current assets	2,331,891
Property and equipment	14,009,638
Estimated third-party payor settlements	274,996

$32,318,335

In conjunction with the distribution of Encino Hospital Medical Center, all of Encino Hospital Medical Center’s liabilities were assumed by PHSI.
Effective December 31, 2010, the Company distributed the ownership interest of Montclair Hospital Medical Center to Prime Healthcare Services Foundation, Inc. on behalf of its controlling stockholder. The following table summarizes the components of assets distributed:

Cash and cash equivalents	$3,607,305
Patient accounts receivable, net of allowance	7,736,639
Supplies inventory	194,487
Prepaid expenses and other current assets	5,871,314
Property and equipment	25,635,844
Estimated third-party payor settlements	4,115,599

$47,161,188

In conjunction with the distribution of Montclair Hospital Medical Center, all of Montclair Hospital Medical Center’s liabilities were assumed by PHSI.

PRIME HEALTHCARE SERVICES, INC.
  AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 4 — Acquisitions and Dispositions (Continued)
On November 17, 2010, the Company entered into an asset purchase agreement with Plymouth Health Investments LLC and a stock purchase agreement with Plymouth Health LLC. The business acquired is a provider of general acute care services, consistent with the Company’s strategic growth plan. Pursuant to the agreements, the Company acquired all of the outstanding equity interests and certain real estate from Plymouth Health Investments, LLC, collectively Alvarado Hospital. The Company paid $55,000,000 in cash up front and an additional $1,200,000 subsequent to closing to reimburse the prior owners for their portion of the California Hospital Fee Program for a total of $56,200,000.
The following table presents the allocation of the aggregate purchase price:

Allocation at
November 17, 2010
Cash and equivalents	$4,335,774
Accounts receivable	16,671,359
Prepaids and other current assets	2,400,752
Supplies inventory	982,977
Land	4,200,000
Building and land improvements	50,153,593
Equipment and software	13,303,960
Liabilities	(22,546,362)
Gain on purchase	(13,272,876)

Net cash consideration	$56,229,177

Note 5 — Concentration of Credit Risk
Financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of cash. The Company maintains cash in bank deposit accounts at high credit quality financial institutions. The balances, at times, may exceed the $250,000 federally insured limit. Management monitors the financial condition of these institutions on an ongoing basis and does not believe any significant credit risk exists at the present time.
Patient accounts receivable at December 31, 2010 and 2009 are comprised of the following: government programs, primarily Medicare 31% and 26%, respectively, Medi-Cal 29% and 41%, respectively, healthcare maintenance and preferred provider organizations (managed care programs) 15% and 14%, respectively, and private pay and commercial insurance patients 25% and 19%, respectively. Management believes there is no credit risks associated with receivables from government programs. Receivables from managed care programs and others are from various payors who are subject to differing economic conditions and do not represent concentrated risks to the Company. Management continually monitors and adjusts the reserves associated with receivables, and does not require collateral. Losses due to bad debts have been within management’s estimates.

Note 6 — Property and Equipment
Property and equipment consist of the following at December 31:

	2010	2009
Land	$42,612,568	$38,412,568
Buildings	111,255,273	61,101,680
Building improvements	21,992,507	18,523,416
Equipment	167,086,257	138,796,293
Automobiles and aircraft	9,134,900	9,134,900
Construction in progress (estimated cost to complete at December 31, 2010 is approximately $15,812,000)	7,557,968	8,755,354

	359,639,473	274,724,211

Accumulated depreciation and amortization	(97,018,732)	(69,231,824)

	$262,620,741	$205,492,387

Gross property and equipment includes approximately $35,160,000 and $37,610,000 of equipment under capital lease arrangements as of December 31, 2010 and 2009, respectively. Related accumulated amortization totaled approximately $23,811,000 and $17,591,000 as of December 31, 2010 and 2009, respectively.
Note 7 — Long-Term Debt
During 2010, the Company entered into a credit agreement including Term Loan A and Term Loan B with Royal Bank of Canada (“RBC”). A portion of the total proceeds of $232,000,000 from Term Loan A and Term Loan B was used to pay off existing bank debt for various amounts totaling $130,400,000. Approximately $9,500,000 of deferred loan issuance costs were incurred relating to this credit agreement and are amortized over the term of the loans. The balance is included within other assets.
The Company’s Term Loan A and Term Loan B are subject to certain financial covenants including 1) interest expense coverage ratio of not less than 3.00 to 1.00; 2) total leverage ratio not to exceed 2.75 to 1.00 through September 30, 2012, 2.50 to 1.00 through September 30, 2014, and 2.25 to 1.00 thereafter; 3) minimum liquidity of at least $30,000,000; and 4) capital expenditures not exceeding the amount of $25,000,000 per fiscal year.

PRIME HEALTHCARE SERVICES, INC.
  AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 7 — Long-Term Debt (Continued)
Long-term debt consists of the following as of December 31:

	2010	2009
Term A Loan with Royal Bank of Canada, secured by all assets of the Company, payable in quarterly installments ranging from $900,000 to $3,600,000 with final payment on maturity of $45 million, plus interest at LIBOR (greater of 2% or average British Bankers Association Interest Settlement Rate) plus 4.25% on Eurodollar Loans or 3.25% on Alternate Base Rate Loans (6.25% at December 31, 2010) per annum, maturing in 2014. PHSI is required to maintain certain financial and non financial covenants relating to this loan.	$69,300,000	$—

Term B Loan with Royal Bank of Canada, secured by all assets of the Company, payable in quarterly installments of $400,000 plus interest at interest at LIBOR (greater of 2% or average British Bankers Association Interest Settlement Rate) plus 5.25% on Eurodollar Loans or 4.25% on Alternate Base Rate Loans (7.25% at December 31, 2010) per annum, maturing in 2015. PHSI is required to maintain certain financial and non financial covenants relating to this loan.	158,800,000	—

Line of credit with City National Bank, secured by accounts receivable of Desert Valley Hospital, interest payable monthly at an annual rate of prime of City National Bank. This line of credit was paid off and closed on April 28, 2010, in connection with the RBC Term A and B Loans.	—	4,000,000

Term loans with GE Commercial Finance, secured by various equipment of Desert Valley Hospital, payable in monthly installments ranging from approximately $7,000 to $60,000 including interest at fixed interest rates ranging from 6.59% to 7.43% per annum, maturing in 2010. These term loans were paid off and closed on April 28, 2010 in connection with the RBC Term A and B Loans.	—	1,080,604

Note 7 — Long-Term Debt (Continued)

	2010	2009
Term loan with Siemens Financial Services, secured by certain equipment of Prime Healthcare Air Transport LLC, payable in monthly installments of approximately $75,000 including interest at a fixed rate of 6.77% per annum, maturing in 2017.	$4,837,895	$5,385,038

Term loan with City National Bank, secured by equipment of Chino Valley Medical Center, interest payable monthly at an annual rate of prime (3.25% at December 31, 2009) of City National Bank. This term loan was paid off and closed on April 28, 2010.	—	2,293,442

Bank note payable, secured by certain real estate of Desert Valley Medical Group, bearing interest at 5.75% per annum, payable in monthly payments of $1,258, maturing in August 2024.	135,853	142,541

Note payable, secured by a vehicle, bearing interest at 3.90% per annum, payable in monthly payments of $1,131, maturing in July 2015.	62,264	—

Note payable with City National Bank, secured by business assets, bearing interest at an annual rate of prime (3.25% at December 31, 2009) of City National Bank, principal payable in monthly payment of $63,837, maturing September 1, 2012. This note payable was paid off and closed on April 28, 2010 .	—	2,106,603

Note payable with Medical Properties Trust secured by certain equipment of Sherman Oaks Hospital, bearing a fixed interest rate of 10.64% per annum as of December 31, 2009. Interest only payment due monthly, principal balance due at maturity on December 30, 2020. This note payable was paid off and closed on April 28, 2010.	—	5,000,000

Note payable with Medical Properties Trust secured by certain equipment of Montclair Hospital Medical Center and bearing a fixed interest rate of 10.53% per annum. Interest only payments due monthly, principal balance due at maturity on August 9, 2021. This note payable was paid off and closed on April 28, 2010.	—	5,000,000

PRIME HEALTHCARE SERVICES, INC.
  AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 7 — Long-Term Debt (Continued)

	2010	2009
Note payable with Medical Properties Trust secured by certain equipment and purchase options of Huntington Beach Hospital, La Palma Intercommunity Hospital, and West Anaheim Medical Center bearing a fixed interest rate of 10.27% per annum as of December 31, 2009. This note payable was paid off and closed on April 28, 2010.	$—	$10,000,000

Line of credit with Medical Properties Trust, interest payable monthly at an annual rate of 9.25% as of December 31, 2009, maturing in November 2018. Shasta Regional Medical Center is required to maintain certain financial and non-financial covenants at year end. At December 31, 2009, there were no available borrowings under this line of credit. This line of credit was paid off and closed on April 28, 2010.	—	20,000,000

Note payable with Medical Properties Trust secured by certain property and equipment and lease deposits of Paradise Valley Hospital, bearing a fixed interest rate of 9.59% per annum as of December 31, 2010. Interest only payments due monthly, principal balance due at maturity on May 6, 2022.	25,000,000	25,000,000

Lines of credit with Healthcare Finance Group (“HFG”), secured by accounts receivable of Huntington Beach Hospital, La Palma Intercommunity Hospital and West Anaheim Medical Center, interest payable monthly at an annual rate of the greater of 2.75% or LIBOR + 3.50% (5.5% at December 31, 2010), maturing in November 2012. Under the terms of the agreements, the respective hospitals are required to maintain financial and non-financial covenants. At December 31, 2010, approximately $3,000,000, $3,723,000, and $5,907,000, respectively, were available under these lines.	2,073,629	12,145,429

Line of credit with HFG, secured by accounts receivable and inventory of Sherman Oaks Hospital, interest payable monthly at an annual rate of the greater for 2.75% or LIBOR + 3.00% (5.50% at December 31, 2010), maturing in February 2013. SOH is required to maintain certain financial and non-financial covenants at year end. At December 31, 2010, approximately $6,484,000 was available under this line.	516,231	5,087,016

Note 7 — Long-Term Debt (Continued)

	2010	2009
Line of credit with HFG, secured by accounts receivable and inventory of Centinela Hospital Medical Center, interest payable monthly at an annual rate of the greater of 2.75% or LIBOR + 3.00% (5.75% at December 31, 2009), maturing in December 2011. Centinela Hospital Medical Center is required to maintain certain financial and non-financial covenants at year end. This line of credit was paid off and closed on April 28, 2010 in connection with the RBC Term A and B Loans.	$—	$4,580,801

Line of credit with HFG, secured by accounts receivable and inventory of Chino Valley Medical Center, interest payable monthly at an annual rate of the greater of 2.75% or LIBOR + 2.50% (5.25% at December 31, 2010), maturing in September 2011. Chino Valley Medical Center is required to maintain certain financial and non-financial covenants at year end. At December 31, 2010, approximately $7,487,000 was available under this line.	500,000	2,243,899

Line of credit with HFG, secured by accounts receivable and inventory of Paradise Valley Hospital, interest payable monthly at an annual rate of the greater for 2.75% or Libor + 2.50% (5.25% at December 31, 2010), maturing in December 2011. Paradise Valley Hospital is required to maintain certain financial & non-financial covenants at year end. At December 31, 2010, approximately $9,224,000 was available under this line.	775,603	8,531,154

	262,001,475	112,596,527

Less current portion	(11,014,600)	(40,388,724)

	$250,986,875	$72,207,803

PRIME HEALTHCARE SERVICES, INC.
  AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 7 — Long-Term Debt (Continued)
Aggregate annual principal maturities of long-term debt for the five years subsequent to December 31, 2010 and thereafter, are as follows:

Years ending December 31,
2011	$11,014,600
2012	8,995,637
2013	14,890,305
2014	47,338,050
2015	153,187,467
Thereafter	26,575,416

$262,001,475

The lines of credit contain lockbox requirements and subjective acceleration clauses, therefore all amounts have been classified as current within the liabilities section of the balance sheet. The Company has other financial covenants with its other lenders.

Note 8 — Interest rate swap
In conjunction with the RBC Term B Loan, the Company entered into an interest rate swap and floor agreement with a commercial bank. The swap agreement serves to convert the underlying variable interest rates of the Term Loans. The swap has not been designated as an effective cash flow hedge for accounting purposes, therefore changes in the fair value of the swap are recorded as interest expense.
Interest rate swaps are valued using observable inputs, such as quotations received from the counterparty, dealers or brokers, whenever available and considered reliable. In instances where models are used, the value of the interest rate swap depends upon the contractual terms of, and specific risks inherent in, the instrument as well as the availability and reliability of observable inputs. Such inputs include market prices for reference securities, yield curves, credit curves, measures of volatility, prepayment rates, assumptions for nonperformance risk, and correlations of such inputs. The interest rate swap arrangements have inputs which can generally be corroborated by market data and are therefore classified within level 2. The fair value of the interest rate swap liability of $6,439,555 and interest rate floor asset of $4,301,050 are included within long term liabilities and other assets, respectively, at December 31, 2010. The net change in value of $2,138,505 is included within interest expense for the year ended December 31, 2010.
Note 9 — Leases
In May 2007, in connection with the acquisition of certain assets of Adventist, Paradise Valley Hospital sold the real estate and related hospital building acquired from Adventist to a health care real estate investment trust (“the REIT”). As part of the sale, Paradise Valley Hospital leased back the real estate and hospital building (“leased property”) in a lease agreement which expires in May 2022. Paradise Valley Hospital has an option to extend the term of the lease for three additional five year periods. After ten years or at the end of the lease term Paradise Valley Hospital has the option to purchase the leased property for $23,000,000. If at the end of the lease term, including renewal terms, Paradise Valley Hospital does not exercise its option to purchase the leased property, Paradise Valley Hospital must pay the lessor a lease make up payment equal to the difference between the then fair market value of the leased property and $23,000,000. Due to the guarantee included in the lease, this transaction was recognized as a finance obligation. The proceeds of $23,000,000 were recorded as a sales lease-back liability on the consolidated balance sheets. The lease provides for a monthly base rent of $173,000 for the leased property, which is adjusted annually based on the change in the consumer price index.

PRIME HEALTHCARE SERVICES, INC.
  AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 9 — Leases (Continued)
In November 2007, in connection with the acquisition of certain assets of CFHS Holdings, Inc., Centinela Hospital Medical Center sold the real estate and related hospital building acquired from CFHS to the REIT. As part of the sale, Centinela Hospital Medical Center leased back the real estate and hospital building (“leased property”) in a lease agreement which expires in November 2022. Centinela Hospital Medical Center has an option to extend the term of the lease for three additional five year periods. After ten years or at the end of the lease term Centinela Hospital Medical Center has the option to purchase the leased property for $75,000,000. If at the end of the lease term, including renewal terms, Centinela Hospital Medical Center does not exercise its option to purchase the leased property, Centinela Hospital Medical Center must pay the lessor a lease make up payment equal to the difference between the then fair market value of the leased property and $75,000,000. Due to the guarantee included in the lease, this transaction was recognized as a finance obligation. The proceeds of $75,000,000 were recorded as a sales lease-back liability on the consolidated balance sheet. The lease provides for a monthly base rent of $563,000 for the leased property, which is adjusted annually based on the change in the consumer price index. During 2010, in connection with the RBC refinancing transaction, the $75,000,000 was paid off and the lease was terminated.
In November 2008, in connection with the acquisition of certain assets of Tenet (see Note 4), San Dimas Community Hospital sold the real estate and related hospital and medical office buildings acquired from Tenet to the REIT. As part of the sale, San Dimas Community Hospital leased back the hospital and related land as well as the medical office buildings and the related land (“leased property”) which expires in November 2018. San Dimas Community Hospital has options to extend the terms of the leases for three additional five year periods. After ten years or at the end of the lease term San Dimas Community Hospital has the option to purchase the leased property for $13,000,000 for the hospital and related land and $7,000,000 for the medical office buildings and related land. If at the end of the lease term, including renewal terms, San Dimas Community Hospital does not exercise its option to purchase the leased property, San Dimas Community Hospital must pay to the lessor a lease make up payment equal to the difference between the then fair market value of the leased property and $13,000,000 and $7,000,000, for the hospital and medical office buildings, respectively. Due to the guarantee included in the lease, this transaction was recognized as a finance obligation. The proceeds of $13,000,000 and $7,000,000 were recorded as sale lease-back liabilities on the consolidated balance sheet. The lease provides for a monthly base rent of $114,000 and $61,000 for the hospital and related land and the medical office buildings and the related land, respectively, which is adjusted annually based on the change in the consumer price index.

Note 9 — Leases (Continued)
In November 2008 in connection with the acquisition of certain assets of Tenet (see Note 4) Garden Grove Hospital Medical Center sold the real estate and related hospital and medical office buildings acquired from Tenet to the REIT. As part of the sale, Garden Grove Hospital Medical Center leased back the hospital and related land as well as the medical office building and the related land (“leased property”) in a lease agreement which expires in November 2018. Garden Grove Hospital Medical Center has options to extend the terms of the leases for three additional five year periods. After ten years or at the end of the lease term Garden Grove Hospital Medical Center has the option to purchase the leased property for $16,250,000 for the hospital and related land and $8,750,000 for the medical office buildings and related land. If at the end of the lease term, including renewal terms, Garden Grove Hospital Medical Center does not exercise its option to purchase the leased property, Garden Grove Hospital Medical Center must pay to the lessor a lease make up payment equal to the difference between the then fair market value of the leased property and $16,250,000 and $8,750,000, respectively. Due to the guarantee included in the lease, this transaction was recognized as a finance obligation. The proceeds of $16,250,000 and $8,750,000 were recorded as sale lease-back liabilities on the consolidated balance sheet. The lease provides for a monthly base rent of $142,000 and $77,000 for the hospital and related land and the medical office building and the related land, respectively, which is adjusted annually based on the change in the consumer price index.
The Company’s sales lease back liabilities consist of the following:

	December 31,
Hospital	2010	2009
Paradise Valley Hospital	$23,000,000	$23,000,000
Centinela Hospital Medical Center	—	75,000,000
San Dimas Community Hospital	13,000,000	13,000,000
San Dimas Medical Office Building	7,000,000	7,000,000
Garden Grove Hospital Medical Center	16,250,000	16,250,000
Garden Grove Medical Office Building	8,750,000	8,750,000

	$68,000,000	$143,000,000

The Company leases certain equipment under various non-cancelable operating and capital lease arrangements. Capital leases bear interest at rates ranging from 4.0% — 8.2%.

PRIME HEALTHCARE SERVICES, INC.
  AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 9 — Leases (Continued)
On February 12, 2007, the Company entered into a lease agreement with Prime A Investment LLC (“Prime A”), a related party under common ownership, to lease Desert Valley Hospital’s hospital building and land. The initial lease term is 180 months (15 years). The lease provides for a monthly base rent of $525,000, which is adjusted annually based on the greater of 2% or the consumer price index. On December 28, 2009, Desert Valley Hospital and Prime A entered into an agreement with MPT to borrow up to $20 million to fund a hospital expansion project. Desert Valley Hospital makes monthly interest payments at the stated rate of 10.67% of the outstanding balance.
On March 1, 2007, the Company entered into a lease agreement with Prime A to lease Chino Valley Medical Center’s hospital building and land. The initial lease term is 180 months (15 years). The lease provided for an initial monthly base rent of $375,000, which is adjusted annually based on the greater of 2% or the consumer price index. On January 1, 2009, the lease was amended to include an additional $300,000 per month in base rent.
In addition to the hospitals owned through the sale leaseback transactions and the related party leases for Desert Valley Hospital and Chino Valley Medical Center’s hospital buildings, the Company also leases the hospital properties and related other medical office buildings for Huntington Beach Hospital, La Palma Intercommunity Hospital, West Anaheim Medical Center, and Shasta Regional Medical Center from the REIT. The significant terms of the leases are as follows:
The Huntington Beach Hospital facility lease expires in November 2021. The lease provides for monthly rent payments of approximately $99,000 at inception, which is adjusted annually based on the consumer price index.
The La Palma Intercommunity Hospital facility lease expires in November 2021. The lease provides for monthly rent payments of approximately $99,000 at inception, which is adjusted annually based on the consumer price index.
The West Anaheim Medical Center facility lease expires in November 2021. The lease provides for monthly rent payments of approximately $198,000 at inception, which is adjusted annually based on the consumer price index.
The Shasta Regional Medical Center facilities lease expires in November 2017. The lease provides for no rent for the first six months of the lease and monthly rent payments thereafter of approximately $486,000, which is adjusted annually based on the consumer price index.
The Sherman Oaks Hospital facility lease expires in December 2020. The lease provides for monthly rent payments of approximately $182,000 at inception, which is adjusted annually based on the consumer price index.

Note 9 — Leases (Continued)
Lease expense, consisting primarily of building rent and equipment leases, amounted to approximately $53,680,000 and $52,456,000 for the years ended December 31, 2010 and 2009 respectively.
Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 2010, are:

		Operating	Sale
	Capital	Lease	Leaseback
Years ending December 31,	Leases	Commitments	Commitments
2011	$6,868,288	$45,305,370	$7,122,079
2012	6,399,265	43,631,098	7,264,521
2013	1,314,252	42,962,642	7,409,811
2014	—	41,554,495	7,558,007
2015	—	39,473,963	7,709,167
Thereafter	—	200,755,929	100,635,124

Total minimum payments	14,581,805	$413,683,497	137,698,709

Less amounts representing interest	(1,092,278)		(69,698,709)

	13,489,527		68,000,000

Less current portion	(6,161,122)		—

	$7,328,405		$68,000,000

Note 10 — Professional Liability, Workers’ Compensation, Healthcare and Earthquake Insurance
The Company through Desert Valley Insurance, LTD. (“DVIL”) and the Hartford Insurance Company provides professional liability, workers’ compensation, healthcare and earthquake insurance coverage. DVIL is affiliated with the Company through common ownership. Under the terms of the agreement DVIL is obligated to insure each workers’ compensation claim up to a maximum of $1,000,000 per claim. Losses in excess of $1,000,000 per claim are insured by the Hartford Insurance Company.

PRIME HEALTHCARE SERVICES, INC.
  AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 10 — Professional Liability, and Workers’ Compensation, Healthcare and Earthquake Insurance (Continued)
The Company also entered into an agreement with DVIL to provide medical malpractice liability insurance on a claims-made basis. Under this policy, insurance premiums cover only those claims actually reported during the policy term. Should the claims made policy not be renewed or replaced with equivalent insurance, claims related to occurrences during the policy term but reported subsequent to the policy’s termination may be uninsured. Under the current policy the medical groups of PHSI are covered up to a $1,000,000 per claim and $3,000,000 general aggregate limit with no amount deductible. The hospitals of PHSI are covered up to a $3,000,000 per claim and $15,000,000 general aggregate limit with no amount deductible. Excess losses up to an additional $7,000,000 per incident and $14,000,000 general aggregate will be insured by CNA Insurance Company. The Company renewed its claims made policy with DVIL for the next policy year ending December 31, 2011, under the same terms.
The Company also entered into an agreement with DVIL to provide earthquake and flood insurance. Under this policy insurance premiums cover only those claims which occurred during the policy term. Should the claims made policy not be renewed, or replaced with equivalent insurance, claims related to occurrences during the policy term but reported subsequent to the policy’s termination may be uninsured under the current policy. The company is covered up to $30,000,000 per occurrence and in the aggregate. The company renewed its policy through June 2011.
The Company began a medical insurance program with DVIL for healthcare coverage for employees effective January 1, 2010. The initial policy term was through December 31, 2010, and the Company has renewed this policy through December 31, 2011. Under the terms of the agreement, DVIL is obligated to insure each employee medical claim subject to a deductible of $500 per claim and up to a maximum of $250,000 per claim. Claims are adjudicated by an independent third party administrator with anticipated stop-loss coverage by commercial carriers for claims in excess of $250,000.
Accounting principles generally accepted in the United States of America require that a health care facility recognize the estimated costs of malpractice claims in the period of the incident of malpractice, if it is reasonably possible that liabilities may be incurred and losses can be reasonably estimated. The Company recognized an estimated liability based upon its claims experience to cover the Company’s potential exposure to incurred but unreported claims. The claim reserve is based on the best data available to the Company; however, the estimate is subject to a significant degree of inherent variability. The estimate is continually monitored and reviewed, and as the reserve is adjusted, the difference is reflected in current operations. While the ultimate amount of professional liability is dependent on future developments, management is of the opinion that the associated liabilities recognized in the accompanying consolidated financial statements is adequate to cover such claims. Management is aware of no potential professional liability claims whose settlement, if any, would have a material adverse effect on the Company’s consolidated financial position.

Note 10 — Professional Liability, and Workers’ Compensation, Healthcare and Earthquake Insurance (Continued)
The Company has evaluated whether they are required to consolidate DVIL in accordance with ASC 810 as of December 31, 2010, and has determined that DVIL is not a variable interest entity and not the primary beneficiary of DVIL. The Company is not exposed to the risk that it may be required to subsidize the losses, if any of DVIL. DVIL provides workers compensation, hospital and medical professional and general liability insurance. DVIL had total assets of approximately $193,000,000 and $139,000,000 as of December 31, 2010 and 2009, respectively. DVIL had total admitted assets of approximately $185,000,000 and $131,000,000 and total equity of approximately $35,000,000 and $29,000,000 as of December 31, 2010 and 2009, respectively.
Note 11 — Related Party Transactions
Notes receivable from related parties as of December 31:

	2010	2009
Receivable from DVIL, related to expenses incurred in excess of deductibles.	$3,387,798	$719,063

Various	221,472	129,042

	$3,609,270	$848,105

The Company entered into agreements with DVIL to provide workers’ compensation and earthquake insurance coverage and commercial malpractice liability insurance on a claims-made basis (see Note 10). Effective January 1, 2010, the Company entered into an agreement with DVIL to provide healthcare insurance for employees (see Note 10). Insurance premiums paid to DVIL totaled $106,686,000 and $53,998,000 for the years ended December 31, 2010 and 2009, respectively. The Company receives reimbursement from DVIL for workers’ compensation insurance deductibles paid on behalf of DVIL. As of December 31, 2010, the Company has recorded a prepaid insurance expense of approximately $23,631,000 related to workers’ compensation and malpractice, and approximately $37,444,000 for healthcare coverage being provided by DVIL in future years.
The Company leases certain office buildings and parking facilities from Prime A (Note 9). The leases are for five year terms. Rent expense incurred under these leases was $6,184,000 and $5,463,990 for the years ended December 31, 2010 and 2009, respectively.

PRIME HEALTHCARE SERVICES, INC.
  AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 11 — Related Party Transactions (Continued)
During 2007, the Company entered into agreements with Prime A to lease the hospital buildings and land at Desert Valley Hospital and Chino Valley Medical Center. The leases are for 15-year terms (Note 9). Rent payments made under these leases totaled approximately $14,260,107 and $9,874,000 for the years ended December 31, 2010 and 2009, respectively.
During 2006 and through February 11, 2007, Desert Valley Hospital leased its facilities under a non-cancelable 15 year operating lease with Medical Properties Trust (“MPT”). On February 12, 2007, as provided by the lease agreement, the Desert Valley Hospital exercised its option to purchase the facility. Prime A Investments, LLC, an entity under common control, purchased the building for $28,000,000 which was based on a formula contained in the lease agreement with MPT. The purchase was financed by a first trust deed mortgage with MPT. The mortgage bears interest at 9% per annum and has an outstanding balance of $70,000,000 as of December 31, 2010. As additional security for the first trust deed mortgage, Desert Valley Hospital is listed as the co-borrower with Prime A. The first trust deed mortgage is not secured by any assets of Desert Valley Hospital. Management has a reasonable basis to believe that the fair market value of the real estate and building are sufficient to satisfy the first trust deed mortgage in the event of default and accordingly the likelihood of Desert Valley Hospital being required to satisfy the first trust deed mortgage is remote. As a result, the liability associated with the first trust deed mortgage was not recorded as a liability of PHSI in the consolidated financial statements as of December 31, 2010 and 2009.
On December 28, 2009, Desert Valley Hospital and Prime A Investments, LLC, as co-borrowers, entered into a promissory note with MPT in the amount of $20,000,000 to fund the expansion of Desert Valley Hospital’s facilities. The promissory note bears interest at 10.67% per annum and has an outstanding balance of $20,000,000 as of December 31, 2010. The first trust deed mortgage is not secured by any assets of Desert Valley Hospital. Management has a reasonable basis to believe that the fair market value of the hospital building expansion is sufficient to satisfy the promissory note in the event of default and accordingly the likelihood of Desert Valley Hospital being required to satisfy the promissory note is remote. As a result, the liability associated with the first trust deed mortgage was not recorded as a liability of PHSI in the consolidated financial statements as of December 31, 2010 and 2009.

Note 11 — Related Party Transactions (Continued)
During 2006 and through February 28, 2007, Chino Valley Medical Center leased its facilities under a non-cancelable 15-year operating lease with Medical Properties Trust (“MPT”). On March 1, 2007, as provided by the lease agreement, Chino Valley Medical Center exercised its option to purchase the facility. Prime A Investments, LLC, an entity under common control, purchased the building for $21,000,000 which was based on a formula contained in the lease agreement with MPT. The purchase was financed by a first trust deed mortgage with MPT. The mortgage bears interest at 9.73% per annum and has an outstanding balance of $50,000,000 as of December 31, 2010. As additional security for the first trust deed mortgage Chino Valley Medical Center is listed as the co-borrower with Prime A. The first trust deed mortgage is not secured by any assets of Chino Valley Medical Center. Management has a reasonable basis to believe that the fair market value of the real estate and building are sufficient to satisfy the first trust deed mortgage in the event of default and accordingly the likelihood of Chino Valley Medical Center being required to satisfy the first trust deed mortgage is remote. As a result, the liability associated with the first trust deed mortgage was not recorded as a liability of PHSI in the consolidated financial statements as of December 31, 2010 and 2009.
Note 12 — Retirement Savings Plan
The Company has a defined contribution pension plan covering substantially all of its employees. The Company’s contribution to the plan is at the Company’s discretion but limited to the maximum amount deductible for federal income tax purposes under the applicable Internal Revenue Code. During the years ended December 31, 2010 and 2009, the Company made contributions of $3,910,061and $3,918,323, respectively, to the plan.
Note 13 — Contingencies
The Company is aware of certain asserted and unasserted legal claims arising in the normal course of business. While the outcomes cannot be determined at this time, it is management’s opinion that the liability, if any, from these actions will not have a material adverse effect on the Company’s financial position.

PRIME HEALTHCARE SERVICES, INC.
  AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 13 — Contingencies (Continued)
The health care industry is subject to numerous laws and regulations of federal, state, and local governments. Compliance with such laws and regulations can be subject to future government review and interpretation, as well as regulatory actions unknown or unasserted at this time. These laws and regulations include, but are not limited to, accreditation, licensure, and government health care program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Recently, government activity has increased with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by health care providers. Violations of these laws and regulations could result in exclusion from government health care program participation, together with the imposition of significant fines and penalties, as well as significant repayment for past reimbursement for patient services received. While the Company is subject to similar regulatory review, there are no reviews currently underway and management believes that the outcome of any potential regulatory review will not have a material adverse effect on the Company’s financial position.
Management believes that the Company is in compliance with government laws and regulations related to fraud and abuse and other applicable areas. Compliance with such laws and regulations can be subject to future governmental review and interpretation, as well as regulatory actions unknown or unasserted at this time.
Note 14 — Legislation
The Health Insurance Portability and Accountability Act (“HIPAA”) was enacted on August 21, 1996, to assure health insurance portability, reduce health care fraud and abuse, guarantee security and privacy of health information and enforce standards for health information. Organizations were required to be in compliance with certain HIPAA privacy provisions beginning April 2003. Organizations are subject to significant fines and penalties if found not to be compliant with the provisions outlined in the regulations. Management believes that the Company is in compliance with HIPAA.
Note 15 — Hospital Fee
The California Hospital Fee Program (the “Program”) was signed into law by the Governor of California and became effective on January 1, 2010. Amending legislation to conform to changes requested by the Centers for Medicare and Medicaid Services (“CMS”) during the approval process was signed into law on September 8, 2010 by the Governor of California. The Program required a “hospital fee” or “Quality Assurance Fee” (“QA Fee”) to be paid by certain hospitals to a State fund established to accumulate the assessed QA Fees and receive matching federal funds. QA Fees and corresponding matching federal funds are then paid to participating hospitals in two supplemental payment methodologies, a fee-for-service methodology and a managed care plan methodology.

Note 15 — Hospital Fee (continued)
CMS approved California’s State Plan Amendment and Waiver as of October 7, 2010 allowing the State to implement the QA Fee and the fee-for-service Supplemental Payment methodology of the legislation. Final approval of the program was effective December 30, 2010, and expense and revenue is recognized for retroactive periods in this period.
The period covered by the Program included a substantial retroactive federal matching component, including all or a portion of the 2008-2009 and 2009-2010 federal fiscal years. The QA Fee assessment and fee-for-service Supplemental Payments for approved periods were assessed and paid in installments through December 2010.
Based on formulas contained in the legislation as well as modeling done by the California Hospital Association, the Company recognized $157,540,000 in revenue and $132,574,000 in General and Administrative expense related to the program for the year ended December 31, 2010. At December 31, 2010, the Company has recorded a receivable of $50,041,000 included within Estimated Third-Party Payor Settlements.
Note 16 — Labor Relations
Centinela Hospital Medical Center
SEIU-UHW represents approximately 800 employees at Centinela Hospital Medical Center and the California Nurses Association (“CNA”) represents approximately 400 registered nurses at Centinela Hospital Medical Center. The collective bargaining agreement with SEIU-UHW terminated on December 31, 2009 and efforts to negotiate the terms of a new collective bargaining agreement have been unsuccessful to date. The collective bargaining agreement with CNA terminated on or about March 31, 2010 subject to certain agreed upon extensions which are no longer in effect. Subject to certain exceptions, the terms and conditions of employment as of the date on which the collective bargaining agreements terminated remain in place until such time that new agreements are reached.
Garden Grove Hospital Medical Center
SEIU-UHW represents approximately 400 employees at Garden Grove Hospital Medical Center and the United Nurses Association of California (“UNAC”) represents approximately 250 registered nurses at Garden Grove Hospital Medical Center. The collective bargaining agreement with SEIU-UHW terminated on March 31, 2011. Subject to certain exceptions, the terms and conditions of employment as of the date on which the collective bargaining agreement with SEIU terminated remain in place until such time that a new agreement is reached. The collective bargaining agreement with UNAC remains in place until such time as an arbitrator issues a ruling on the terms of a new agreement.

PRIME HEALTHCARE SERVICES, INC.
  AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 16 — Labor Relations (continued)
Alvarado Hospital
CNA represents approximately 200 registered nurses at Alvarado Hospital. Although the term of the collective agreement expired on February 28, 2011, the collective bargaining agreement with CNA remains in place subject to either party’s right to terminate the agreement by providing advance written notice of its intent to terminate the agreement.
Shasta Regional Medical Center
Shasta Regional Medical Center received a petition from more than 50% of the 140 employees represented by SEIU-UHW indicating that they no longer wished to be represented by SEIU-UHW. Based on this petition, Shasta Regional Medical Center unilaterally withdrew recognition of SEIU-UHW on January 5, 2011.
Note 17 — Subsequent Event
In February 2011, the Company entered into an agreement to sell the land and buildings acquired in the November 2010 Alvarado Hospital acquisition (see Note 4) to the REIT. As part of the sale, Alvarado Hospital leased back the hospital and related land in a lease agreement which expires in February 2021. Alvarado Hospital has options to extend the terms of the lease for three additional five year periods. After ten years or at the end of the lease term Alvarado Hospital has the option to purchase the leased property for $70,000,000 for the hospital and related land. If at the end of the lease term, including renewal terms, Alvarado Hospital does not exercise its option to purchase the leased property, Alvarado Hospital must pay to the lessor a lease make up payment equal to the difference between the then fair market value of the leased property and $70,000,000. Due to the guarantee included in the lease, this transaction was recognized as a finance obligation in 2011. The proceeds of $70,000,000 will be recorded as sale lease-back liabilities on the consolidated balance sheet from February 2011 forward. The lease provides for a monthly base rent of $606,667, which is adjusted annually based on the change in the consumer price index.